As filed with the Securities and Exchange Commission on November 4, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARDINAL HEALTH, INC.

(Exact name of registrant as specified in its charter)

Ohio	31-0958666
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

7000 Cardinal Place

Dublin, Ohio 43017

(Address of registrant’s principal executive offices including zip code)

Cardinal Health, Inc. 2011 Long-Term Incentive Plan

(Full title of the plan)

Stephen T. Falk, Esq.

Executive Vice President, General Counsel and Corporate Secretary

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

(Name and address of agent for service)

(614) 757-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, without par value	18,000,000	$44.66	$803,880,000	$92,124.65

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes additional common shares, without par value (the “Common Shares”), of Cardinal Health, Inc. that may become issuable pursuant to the anti-dilution provisions of the Cardinal Health, Inc. 2011 Long-Term Incentive Plan.
(2)	Estimated solely for calculating the registration fee pursuant to paragraph (c) and (h) of Rule 457 under the General Rules and Regulations under the Securities Act on the basis of the average of the high and low sales prices of the Common Shares on the New York Stock Exchange on October 31, 2011, within five business days prior to filing.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Cardinal Health, Inc. 2011 Long-Term Incentive Plan (the “2011 LTIP”) covered by this Registration Statement as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed by Cardinal Health, Inc. (the “Company”) with the Commission are incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed with the Commission on August 26, 2011;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the Commission on November 4, 2011;

(c)	The Company’s Current Reports on Form 8-K and Form 8-K/A filed on August 4, 2011 (Item 5.02 and Exhibit 10.1 of Item 9.01 only) and November 4, 2011; and

(d)	The description of the Common Shares contained in the Company’s Registration Statement on Form 8-A dated August 19, 1994, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequently filed amendments and reports updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 1701.13(E) of the Ohio Revised Code (the “Ohio Code”) sets forth conditions and limitations governing the indemnification of directors, officers and certain other persons. In general, the Ohio Code authorizes Ohio corporations to indemnify directors, officers and certain other persons from liability if the director, officer or certain other person acted in good faith and in a manner reasonably believed by the director, officer or certain other person to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the director, officer or certain other person had no reasonable cause to believe his conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless an appropriate court determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful dividends, distributions and other payments. Section 1701.13(E) provides that to the extent a director, officer or certain other person has been successful on the merits or otherwise in defense of any such action, suit or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement with directors, officers and certain other persons. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any director, officer or certain other person against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as a director, officer or certain other person, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

Article 6 of the Company’s Restated Code of Regulations, as amended (the “Code of Regulations”) contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Code. The Code of Regulations provides that the Company shall, to the fullest extent authorized by law, including but not limited to the laws of the State of Ohio, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of the Company, or is or was serving at the written request of the Company as a director, trustee, officer, employee, member, or manager of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding. No amendment, termination, or repeal of Article 6, nor, to the fullest extent permitted by law, any modification of law, shall adversely affect or impair in any way the rights to be indemnified or to advancement of expenses pursuant to Article 6 with respect to any actions, omissions, transactions or facts occurring prior to the final adoption of such amendment, modification, termination or repeal.

The Company has entered into indemnification contracts with certain of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under the Company’s Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if the Company does not maintain directors’ and officers’ liability insurance, the Company will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines and settlement amounts incurred by them in any action or proceeding on account of their service as a director, officer, employee or agent of the Company, or at the request of the Company as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise or entity; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided that the executive officer or director agrees to reimburse the Company for that advancement if it is ultimately determined that the executive officer or director is not entitled to indemnification for that proceeding under the contract. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct; (B) if a final court of adjudication determines that such indemnification is not lawful; (C) in respect of any suit in which judgment is rendered for violations of Section 16(b) of the Exchange Act or provisions of any federal, state or local statutory law; (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee or agent of the Company or its subsidiaries; or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification contract.

The Company maintains a directors’ and officers’ insurance policy that insures the officers and directors of the Company from claims arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Company.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of Cardinal Health, Inc., as amended (incorporated by reference to Exhibit 3.1 to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, File No. 1-11373)
4.2	Cardinal Health, Inc. Restated Code of Regulations, as amended (incorporated by reference to Exhibit 3.2 to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, File No. 1-11373)
4.3	Specimen Certificate for Common Shares of Cardinal Health, Inc. (incorporated by reference to Exhibit 4.01 to Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001, File No. 1-11373)
4.4	Cardinal Health, Inc. 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed on November 4, 2011, File No. 1-11373)
5.1	Opinion of Counsel
23.1	Consent of Ernst & Young LLP
23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page to this Registration Statement)

ITEM 9. UNDERTAKINGS

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on November 4, 2011.

CARDINAL HEALTH, INC.

By:	/S/ GEORGE S. BARRETT
Name: George S. Barrett
Title: Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen T. Falk or Jeffrey W. Henderson and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, supplements and exhibits to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto any such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 4, 2011.

Name	Title

/S/ GEORGE S. BARRETT George S. Barrett	Chairman and Chief Executive Officer and Director (principal executive officer)

/S/ JEFFREY W. HENDERSON Jeffrey W. Henderson	Chief Financial Officer (principal financial officer)

/S/ STUART G. LAWS Stuart G. Laws	Senior Vice President and Chief Accounting Officer (principal accounting officer)

/S/ COLLEEN F. ARNOLD Colleen F. Arnold	Director

/S/ GLENN A. BRITT Glenn A. Britt	Director

/S/ CARRIE S. COX Carrie S. Cox	Director

/S/ CALVIN DARDEN Calvin Darden	Director

/S/ BRUCE L. DOWNEY Bruce L. Downey	Director

Name	Title

/S/ JOHN F. FINN John F. Finn	Director

/S/ GREGORY B. KENNY Gregory B. Kenny	Director

/S/ DAVID P. KING David P. King	Director

/S/ RICHARD C. NOTEBAERT Richard C. Notebaert	Director

/S/ DAVID W. RAISBECK David W. Raisbeck	Director

/S/ JEAN G. SPAULDING, M.D. Jean G. Spaulding, M.D.	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of Cardinal Health, Inc., as amended (incorporated by reference to Exhibit 3.1 to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, File No. 1-11373)
4.2	Cardinal Health, Inc. Restated Code of Regulations, as amended (incorporated by reference to Exhibit 3.2 to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, File No. 1-11373)
4.3	Specimen Certificate for Common Shares of Cardinal Health, Inc. (incorporated by reference to Exhibit 4.01 to Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001, File No. 1-11373)
4.4	Cardinal Health, Inc. 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed on November 4, 2011, File No. 1-11373)
5.1	Opinion of Counsel
23.1	Consent of Ernst & Young LLP
23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page to this Registration Statement)